Exhibit 99.1

     BSD MEDICAL RECEIVES $5.3 MILLION QUARTERLY PAYMENT FROM THERMATRX SALE

    SALT LAKE CITY, May 19 /PRNewswire-FirstCall/ -- BSD Medical Corp. (OTC Bulletin Board: BSDM) today announced that the company has received a quarterly payment of nearly $5.3 million, as proceeds of the earnout from the sale of TherMatrx, Inc., for the first quarter of 2005. The company further reported that while earnout payments are not guaranteed, the payment received is in line with BSD's initial projection that the total payment from the sale would be $30-40 million.

    Including the quarterly payment received, BSD's payments to date from the TherMatrx sale have now exceeded $15.5 million. Three additional quarterly payments are projected for approximately August and November 2005, and for February 2006.

    BSD Medical was an early pioneer of the use of microwave thermal therapy for the treatment of symptoms of enlarged prostate, and employed its advanced technology to create TherMatrx, Inc., a company that BSD spun out and sold to fund its commercialization of major developments to treat cancer and other diseases. TherMatrx, Inc. was sold to American Medical Systems in July 2004.

    The core competence of BSD Medical is in systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions applicable to thermal medicine. BSD was the recent recipient of the Frost and Sullivan "Technology of the Year Award" for cancer therapy devices. For further information visit the BSD website at www.BSDMC.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All earnout payments projected are based on contingency payments subject to the level of the sale of TherMatrx products, and are not guaranteed.

    All forward-looking statements, including all projections and expectations of future events are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             05/19/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com /